                             EXCLUSIVE LICENSE AGREEMENT




                                       between



                     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



                                         and



                               AMOCO TECHNOLOGY COMPANY



                                         for



                     DETECTION OF MYCOPLASMA BY DNA HYBRIDIZATION






                                U.C. Case No. 84-099-2

                                  TABLE OF CONTENTS


Article No.                            Title                               Page
-----------                            -----                               ----

    RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
2.  LIFE OF PATENT EXCLUSIVE GRANT AND OPTION  . . . . . . . . . . . . . . .  4
3.  SUBLICENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
4.  LICENSE-ISSUE FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
5.  ROYALTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
6.  DUE DILIGENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
7.  PROGRESS AND ROYALTY REPORTS . . . . . . . . . . . . . . . . . . . . . . 11
8.  BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
9.  LIFE OF THE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 13
10. TERMINATION BY THE REGENTS . . . . . . . . . . . . . . . . . . . . . . . 14
11. TERMINATION BY LICENSEE. . . . . . . . . . . . . . . . . . . . . . . . . 14
12. DISPOSITION OF LICENSED PRODUCTS
     ON HAND UPON TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . 15
13. USE OF NAMES AND TRADEMARKS. . . . . . . . . . . . . . . . . . . . . . . 15
14. LIMITED WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
15. PATENT PROSECUTION AND MAINTENANCE . . . . . . . . . . . . . . . . . . . 17
16. PATENT MARKETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
17. PATENT INFRINGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
18. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
19. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
20. ASSIGNABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
21. LATE PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
22. WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
23. FAILURE TO PERFORM . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
24. ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
25. GOVERNING LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
26. PREFERENCE FOR UNITED STATES INDUSTRY. . . . . . . . . . . . . . . . . . 25
27. FOREIGN GOVERNMENT APPROVAL
      OR REGISTRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
28. EXPORT CONTROL LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
29. FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
30. SECRECY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
31. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT. . . . . . . . . . . . . . 27
32. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

                             EXCLUSIVE LICENSE AGREEMENT


                                         for

                     DETECTION OF MYCOPLASMA BY DNA HYBRIDIZATION




      THIS LICENSE AGREEMENT (the "Agreement") is made and is effective this__________ day of _______, 1992 by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland California 94612-3550, hereinafter referred to as "The Regents", and AMOCO TECHNOLOGY COMPANY, a Delaware corporation having a principal place of business at 305 East Shuman Boulevard, Naperville, Illinois 60563, hereinafter referred to as the "Licensee".

                                       RECITALS

      WHEREAS, certain inventions, generally characterized as DETECTION OF MYCOPLASMA BY DNA HYBRIDIZATION, hereinafter collectively referred to as the "Invention", were made in the course of research at the University of California, Irvine by Drs. Eric Stanbridge and Ulf Gobel and are covered by Regents' Patent Rights as defined below;

      WHEREAS, the Licensee entered into a Secrecy Agreement (U.C. Control No. 88-20-0280) with The Regents effective October 17, 1988 and terminating on October 16, 1993 for the purpose of evaluating the Invention;

      WHEREAS, the Licensee entered into a letter agreement (U.C. Control No. 88-30-007) with The Regents on October 4, 1988 by which the Licensee paid The Regents approximately one-half of the then existing direct patent prosecution costs that had been paid by The Regents to outside counsel in prosecuting Regents' Patent Rights, and this sum of sixteen-thousand dollars ($16,000.00) was to be credited against any patent prosecution costs that would in the future be owed by Licensee if Licensee were to take an option or license to Regents' Patent Rights, and in return, the Licensee received full access, under the above cited Secrecy Agreement, to information and records in the possession of The Regents relating to

Regents' Patent Rights, but Licensee acknowledges that The Regents has made no express or implied commitment to Licensee prior to the execution of this Agreement regarding Regents' Other Rights;


      WHEREAS, the development of the Invention was sponsored in part by the Department of Health and Human Services and the Department of Energy and as a consequence this license is subject to overriding obligations to the Federal Government as set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations;

      WHEREAS, the Licensee asserts on Licensee's information and belief that The Regents may own additional rights other than Regents' Patent Rights in inventions related to the field of the detection of organisms with a nucleic acid probe directed to a ribosomal RNA target which is covered by Regents' Other Rights as defined below;

      WHEREAS, both parties recognize and agree that royalties due hereunder will be paid both on pending patent applications for five years after the execution of this Agreement and on issued patents for the term of those patents;

      WHEREAS, The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public; and

      WHEREAS, the Licensee is desirous of obtaining certain rights from The Regents for the commercial development, use, and sale of the Invention, and The Regents is willing to grant such rights;




      the parties agree as follows:


                                   1.  DEFINITIONS

      1.1 "Regents' Patent Rights" means patent rights to any subject matter claimed in or covered by any of the following: Pending U.S. Patent Application serial no. 191,852 entitled a "Detection of Mycoplasma by DNA Hybridization" filed May 6, 1988 as a continuation of U.S. Patent Application Serial No. 707,725 filed March 4, 1985 by Drs. Eric Stanbridge and Ulf Gobel and assigned to The Regents; and continuing applications thereof including divisions, substitutions, and that part of any continuation-in-part applications that relates to substantially the same subject matter as defined in the claims as originally filed in Serial No. 707,725; any patents issuing on said application including reissues; and any corresponding foreign applications or patents.

      1.2 "Regents' Other Rights" means patent rights owned by The Regents relating to the detection of one or more organisms with a nucleic acid probe directed to a ribosomal RNA target (the "Other Invention"). It is limited to rights owned by The Regents prior to November 1, 1989 in such Other Inventions as were developed or invented by one or more of the following: David E. Kohne, J.E. Galpin, D.T. Kingsbury, G. Kalmanson,, L.B. Guze, Wesley M. Sugino, Ronald
C. Weh and Gary H. Butler. Regents' Other Rights shall not include rights in any work performed by any other person unless that work was done in collaboration with one or more of the above identified persons. It is understood that the Other Invention is intended to include the inventions disclosed and claimed in U.S. Patent No. 4,851,330 issued to David E. Kohne, as well as directly related work where The Regents has no conflicting obligations.

      1.3 "Licensed Product" means any material that is either produced by the Licensed Method, or the manufacture, use or sale of which would constitute, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any pending or issued claim within Regents' Patent Rights.

      1.4 "Licensed Method" means any method, the use or practice of which would constitute, but for the license granted to the Licensee pursuant to this Agreement, an infringement of any claim within Regents' Patent Rights.

      1.5 "Net Sales" means the total of the gross invoice prices of Licensed Products sold less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns.

      1.6 "Partners" shall mean any third party that has or will enter a marketing or distribution agreement with Licensee, which marketing or distribution agreement includes a contingent license and right from Licensee to manufacture, to have manufactured, use, sell, distribute or lease articles of manufacture, machines and compositions, or to perform processes and methods, and to extend to end-users a license to perform methods and processes with respect to products developed by Licensee.

      1.7 "Affiliate" means any corporation or other business entity controlled by, controlling or under common control with Licensee. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock, or at least fifty percent (50%) interest in the income of such corporation or other business.


                     2. LIFE OF PATENT EXCLUSIVE GRANT AND OPTION

      2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to the Licensee a world-wide license under Regents' Patent Rights to make have made, use, and sell Licensed Products and to practice Licensed Method where the Regents' Patent Rights exist.

      2.2   Except as otherwise provided herein, the license granted in section
2.1 shall be exclusive from the effective date of this agreement until the date of expiration of the last to expire of any patents within Regents' Patent Rights.

      2.3 The license granted hereunder shall be subject to all the applicable provisions of the License to the United States Government executed by The Regents on August 9, 1986 (U.C. Control No. 85-25-0729).

      2.4 The license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

      2.5 The Regents expressly reserves the right to use the Invention and associated technology for noncommercial educational and research purposes.

      2.6 The Regents retains the right to grant a single additional nonexclusive license to Regents' Patent Rights solely for the purpose of acquiring Regents' Other Rights. However, Licensee shall have the option for a period of one year after the grant of such additional license to substitute all royalty rates of the additional License for all corresponding royalty rates of this Agreement in the event such additional License is granted.

      2.7a Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an option to obtain a license to Regents' Other Rights, providing all of the following provisions are met:

            (i) such a grant will not violate any law or University policy, and

            (ii)    The Regents is able to make such grant, and

            (iii) The Regents is under no obligation to bring any suit as a result of such a grant, and

            (iv) Licensee agrees not bring suit against any of The Regents' present or previous employees with regard to ownership rights in the Invention or the Other Invention.

      2.7b The License to Regents' Other Rights will contain the following provisions:

            (i)     a license-issue fee of Fifty Thousand U.S. dollars
                    ($50,000); and

            (ii) to the extent The Regents is able to grant such, shall be worldwide, exclusive, include the right to grant sublicenses, and be generally comparable in scope to the terms of this License Agreement as applied to Regents' Patent Rights; and

            (iii) a provision for an earned royalty of 2.5% of the total of the gross invoice prices of any material or any method whose manufacture, use or sale would constitute, but for the license granted to Licensee, an infringement of any claim of an issued patent within Regents' Other Rights, wherein the license is exclusive; or 2.0% of same wherein the license is nonexclusive. However, cash trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns, and such other actual or customary costs as are applicable shall be subtracted from the gross invoice prices. Moreover, such earned royalties shall be adjusted so that the total earned royalty obligation for Licensee's manufacture, use and sale of Licensed Products shall not exceed three percent (3%) of Net Sales of Licensed Products to Partners, distributors and end users.

      2.7c In the event The Regents chooses to perfect legal title to any part of Regents' Other Rights, including but not limited to U.S. Patent No. 4,851,330 to David E. Kohne, The Regents shall be free to do so by any means The Regents chooses. However, any agreement or settlement between The Regents and third parties regarding such legal title shall provide Licensee with freedom to operate with no additional financial burden under Regents' Patent Rights and Regents' Other Rights than are set forth herein. In addition, Licensee shall have the option for a period of one year after such agreement or settlement to substitute all royalty rates accepted by such third parties in such settlement for all corresponding royalty rates specified in this Agreement

      2.7d If The Regents determines that litigation is required in order for The Regents to secure legal title in Regents' Other Rights, the license to Regents' Other Rights shall be exclusive provided that Licensee at its option pays the reasonable costs of such litigation, and except that The Regents shall retain the right to grant one additional license in order to settle the litigation. Such additional license shall be nonexclusive.

            If, however, Licensee declines to pay the reasonable costs of such litigation, the license to Regents' Other Rights shall be nonexclusive and Licensee shall not be entitled to participate in such settlement discussions.


                                    3. SUBLICENSES

      3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, have made, use, and sell Licensed Products and to practice Licensed Method, provided the Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) that are contained in this Agreement.

      3.2 Licensee shall provide The Regents with a copy of each sublicense issued hereunder; collect and guarantee payment of all royalties due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

      3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to The Regents.


                                 4. LICENSE-ISSUE FEE

      4.1 The Licensee agrees to pay to The Regents a License-Issue Fee of Fifty Thousand Dollars ($50,000.00) within fourteen days after the execution of this Agreement.

      4.2   This fee is non-refundable and not an advance against royalties.


                                     5. ROYALTIES

      5.1 The Licensee shall also pay to The Regents an earned royalty of two percent (2%) of the Net Sales of Licensed Products to Partners, distributors or end users.

      5.2 Paragraphs 1.1, 1.3 and 1.4 define Regents' Patent Rights, Licensed Products and Licensed Methods so that royalties shall be payable on products and methods covered by both pending patent applications for a period of five (5) years from the date of the execution of this Agreement and on issued patents. Earned royalties shall accrue in each country for the duration of Regents' Patent Rights in that country and shall be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered to a third party.

      5.3 Royalties accruing to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year


                                 February 28

                                 May 31

                                 August 31

                                 November 30

Each such payment will be for royalties which accrued within the Licensee's most recently completed calendar quarter.

      5.4 The Licensee shall pay to The Regents a minimum annual royalty of Ten Thousand Dollars ($10,000) for the life of Regents' Patent Rights, beginning with the calendar year 1994. This minimum annual royalty shall be paid to The Regents by February 28 of each year and shall be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

      5.5 In the event that Licensee fails to pay the minimum royalty specified in paragraph 5.4 above for any year during which such is due and owing, The Regents shall have the right to reduce Licensee's exclusive license to a non-exclusive license. However, to exercise the right to reduce the license to a non-exclusive license for failure to pay a minimum royalty specified in paragraph 5.4,, The Regents must give the Licensee written notice of Licensee's failure to pay. The Licensee shall thereafter have sixty (60) days to pay the outstanding minimum royalty. If The Regents has not received satisfactory tangible evidence that the minimum royalty has been paid by the end of the sixty
(60) day period, then The

Regents may reduce the Licensee's exclusive license to a nonexclusive license by giving written notice to the Licensee. These notices shall be subject to Article 19 (Notices).

      5.6 All monies due The Regents shall be payable in United States funds collectible at par in San Francisco, California When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that established by the Bank of America in New York, New York on the last day of the reporting period and will be quoted in the Continental terms method of quoting exchange rates (local currency per U.S. dollar).

      5.7 Royalties earned with respect to sales occurring in any country outside the United States shall not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. The Licensee shall also be responsible for all bank transfer charges.

      5.8 If at any time legal restrictions prevent the prompt remittance of part or all royalties by the Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay such royalties to The Regents from its U.S. source of funds.

      5.9 In the event that any patent or any claim thereof included within the Regents' Patent Rights shall be held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligations to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. The Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

      5.10 No royalties shall be collected or paid hereunder on Products sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for in the License to the Government.

                                   6. DUE DILIGENCE

      6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands thereof.

      6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations hereunder.

      6.3 The Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

      6.4   If the Licensee is unable to perform any of the following:

            (6.4a) submit an INDA or 510K or equivalent, whichever is appropriate, covering Licensed Products to the United States Food & Drug Administration within three (3) years from the effective date of this Agreement if such is required for the sale of Licensed Product; or

            (6.4b)   market Licensed Products in the United States within six
                     (6) months of receiving approval of such Licensed Products from the United States Food and Drug Administration; or

            (6.4c) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents shall have the right and option to reduce the Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

      6.5 At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of this Agreement shall be settled by arbitration according to the procedures of Article 24 (ARBITRATION). Judgment upon the award rendered by the Arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction.

      6.6 To exercise the right to reduce the license to a nonexclusive license for lack of diligence, The Regents must give the Licensee written notice of the deficiency. The Licensee thereafter has sixty (60) days to cure the deficiency or to request arbitration. If The Regents has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its option, reduce the Licensee's exclusive license to a nonexclusive license by giving written notice to the Licensee. These notices shall be subject to
Article 19 (Notices).


                           7. PROGRESS AND ROYALTY REPORTS


      7.1 On or before February 28 and August 31 of each year during the term of this Agreement, the Licensee shall submit to The Regents a progress report covering the Licensee's activities relates to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports should be of sufficient scope and detail to allow The Regents to monitor the Licensee's progress in meeting its diligence obligations set forth in Article 6 (DUE DILIGENCE). These progress reports shall be mate for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States.

      7.2 The progress reports submitted under section 7.1 should include, but not be limited to, the following topics:

      (a)   summary of work completed

      (b)   summary of work in progress

      (c)   current schedule of anticipated events or milestones

      (d)   market plans for introduction of Licensed Products, and

      (e)   a summary of resources (dollar value) spent in the reporting period

      7.3 The Regents agrees to keep information obtained from Licensee under Articles 7 (Progress and Royalty Reports) and 8 (Books and Records) as confidential with the same degree of care as The Regents keep similar information of its own, and for a period of five (5) years, except The Regents shall not be prevented from using or disclosing any of this information:

      (a) which The Regents can demonstrate by written records was previously know to it;

      (b) which is now, or becomes in the future, public knowledge other than through acts or omissions of The Regents; or

      (c) which is lawfully obtained by The Regents from sources independent of Licensee.

In the event The Regents is required by law to disclose information obtained from Licensee under Articles 7 and 8, The Regents shalt notify Licensee within a reasonable time before The Regents is legally obligated to disclose such information.

      7.4 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

      7.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee will make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover the Licensee's most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products sold by the Licensee during the most recently completed calendar quarter, (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable hereunder with respect to such sales; (d) the method used to calculate the royalty; and (c) the exchange rates used.

      7.6 If no sales of Licensed Products has been made during any reporting period, a statement to this effect shall be required.

                                 8. BOOKS AND RECORDS

      8.1 The Licensee shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of The Regents at reasonable times.

      8.2 The fees and expenses incurred by The Regents' representatives performing such an examination shall be borne by The Regents unless the examination uncovers an error showing royalties of more than five percent (5%) of the total royalties due and owing to The Regents for any year, then the fees and expenses of these representatives shall be borne by the Licensee.


                               9. LIFE OF THE AGREEMENT

      9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement; or until the last patent application licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

      9.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

            Article 8    Books and Records

            Article 12   Disposition of Licensed Products on Hand Upon
                         Termination

            Article 13   Use of Names and Trademarks

            Article 18   Indemnification

            Article 23   Failure to Perform

            Article 30   Secrecy


                            10. TERMINATION BY THE REGENTS

      10.1 If the Licensee should violate or fail to perform any material term or covenant of this Agreement, then The Regents may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to repair such default within sixty (60) days of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve the Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 19 (Notices).


                             11. TERMINATION BY LICENSEE.


      11.1 The Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 19 (Notices) and termination of this Agreement shall be effective ninety (90) days from the effective date of such notice.

      11.2 Any termination pursuant to the above paragraph shall not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

     11.3   Upon termination of this Agreement the Licensee shall stand.


                         12. DISPOSITION OF LICENSED PRODUCTS
                               ON HAND UPON TERMINATION

      12.1 Upon termination of this Agreement prematurely under Article 10 (TERMINATION BY REGENTS) or 11 (TERMINATION BY LICENSEE), the Licensee shall stand unlicensed.


                           13. USE OF NAMES AND TRADEMARKS

      13.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use of the name of "The Regents of the University of California" or the name of any campus of the University of California by the licensee is expressly prohibited.

      13.2 It is understood that The Regents shall be free to release to the named inventors of Regents' Patent Rights and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents' Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 to such third party, but shall not disclose the name of the Licensee, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

                                 14. LIMITED WARRANTY

     14.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

      14.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

      14.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

      14.4  Nothing in this Agreement shall be construed as:

            (14.4a) a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights; or

            (14.4b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

            (14.4c) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Articles 17 and 30; or

            (14.4d) conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights or Regents' Other Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights; or

            (14.4e  an obligation to furnish any know-how not provided in
                     Regents' Patent Rights

      14.5 IT IS UNDERSTOOD BY BOTH PARTIES THAT REGENTS' OTHER RIGHTS MAY BE NONE AND THAT REGENTS' PATENT RIGHTS MAY BE THE ONLY REGENTS' RIGHTS RELATING TO THE DETECTION OF ONE OR MORE ORGANISMS WITH NUCLEIC ACID PROBE DIRECTED TO A RIBOSOMAL RNA TARGET. THE PURSUIT OF RIGHTS UNDER REGENTS' OTHER RIGHTS WILL BE AT THE SOLE DISCRETION OF THE REGENTS. THE REGENTS WILL DECIDE IF THE REGENTS HAS RIGHTS BEFORE ANY SUCH DISCRETIONARY LITIGATION CONCERNING THESE RIGHTS IS BROUGHT BY THE REGENTS.

                       15.  PATENT PROSECUTION AND MAINTENANCE

      15.1 The regents shall diligently prosecute and maintain the United States and foreign patents and patent applications comprising Regents' Patent Rights using counsel of its choice. The Regents shall provide the Licensee with copies of all relevant documentation so that the Licensee may be informed and apprised of the continuing prosecution and maintenance of Regents' Patent Rights, and the Licensee agrees to keep this documentation confidential. The Regents' counsel will take instructions only from The Regents. However, The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold subject to this Agreement

      15.2 The regents shall cooperate with the Licensee in applying for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. The Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as the Licensee may reasonably request in connection therewith.

      15.3 The past and future costs of preparing, filing, prosecuting and maintaining all United States patent applications contemplated by this Agreement shall be borne by Licensee. As of February 14, 1992, these costs were $52,265.25 of which $16,000 has already been paid by Licensee. Such costs will be due upon execution of this Agreement and shall be payable at the time that the License-Issue Fee is due. The Regents will provide Licensee with bills for prosecution costs approximately quarterly; such bills will be accompanied by appropriate invoices showing such costs in detail.

      15.4 The regents shall seek patent protection on the Invention in foreign countries if available and if the Licensee so desires. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its desire to obtain foreign patents. This notice concerning foreign filing shall be in writing, must identify the countries desired, and reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from the Licensee to The Regents shall be considered an election by the Licensee not to secure foreign rights.

      15.5 The preparation, filing and prosecuting of all foreign patent applications filed at the Licensee's request, as well as the maintenance of all resulting patents, shall be at the sole expense of the Licensee. Such patents shall be held in the name of The Regents and shall be obtained using counsel of The Regents' choice.

      15.6 The Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that the Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when such a notice is received from the Licensee. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that the Licensee shall have no further right or licenses thereunder.

      15.7 The Regents shall have the right to file patent applications at its own expense in any country in which the Licensee has not elected to secure patent rights, and such applications and resultant patents shall not be subject to this Agreement.


                                  16. PATENT MARKING

      16.1 The Licensee agrees to mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                               17. PATENT INFRINGEMENT

     17.1 In the event that the Licensee shall learn that an unlicensed non-party to this License Agreement is (a) substantially making, using or selling subject matter within the scope of any claim of any pending patent application within Regents' Patent Rights, or (b) the substantial infringement of any issued patent within Regents' Patent Rights, the Licensee shall call The Regents' attention thereto in writing and shall provide The Regents with reasonable evidence of such activity by the non-party. The Licensee and The Regents agree that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify such non-party of the infringement of any of Regents' Patent Rights without first obtaining the consent of the other party, which consent shall not be unreasonably denied.
Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

     17.2 In the event that a non-party continues to substantially make, use or sell subject matter within the scope of any claim of any pending patent application within Regents' Patent Rights and that does not otherwise fall within the scope of any issued patent within Regents' Patent Rights, Licensee shall be permitted to suspend its royalty obligations for making, using or selling subject matter within the scope of any claim of such pending patent application until such activity by such non-party ceases or until a patent issues from such pending patent application claiming such subject matter. "Substantially" as used herein means a decrease in sales by Licensee by at least ten percent (10%) as a result of such infringement.

     17.3 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety
(90) days following the effective date of such request, The Regents shall have the right to:

            (17.3a)      commence suit on its own account; or

            (17.3b)      refuse to participate in such suit,

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from the Licensee. The Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring Suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

      17.4 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that legal action brought jointly by The Regents and the Licensee and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.


      17.5 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice pursuant to The Regents' determination in any suit brought by the Licensee.


                                 18. INDEMNIFICATION

      18.1 The Licensee agrees to indemnify, hold harmless and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability. Licensee agrees not to use Licensed Product for human consumption.

      18.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement.

      18.3 The Regents shall promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to involve the provisions of this Article 18. Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this
Article 18, and The Regents will provide reasonable cooperation to the Licensee during any litigation proceedings under this Article 18.

                                     19. NOTICES

      19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of the Licensee:  AMOCO TECHNOLOGY COMPANY
                              55 Shuman Blvd.
                              Naperville, Illinois 60563
                              Attention: Vice President, Technology Division

With a copy to                GENE-TRAK SYSTEMS CORPORATION
                              31 New York Avenue
                              Framingham, Massachusetts 01701
                              Attention: General Manager, Clinical Diagnostics

In the case of The Regents:   THE REGENTS OF THE UNIVERSITY OF CALlFORNIA
                              Office of Technology Transfer
                              1320 Harbor Bay Parkway, suite 150
                              Alameda, California 94501
                              Attention: DIRECTOR:
                                         Office of Technology Transfer
                              Referring to: U.C. Case No. 84-099-2


                                  20. ASSIGNABILITY

      20.1 This Agreement is binding upon and shall inure to the benefit of The Regents, its successors and assigns, but shall be personal to the Licensee and assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld; except the Licensee may, without the consent of The Regents, (a) assign or extent this Agreement to its Affiliates; and (b) assign this Agreement, or that part of this Agreement that applies to a particular business line, to a bona fide purchaser of substantially the entirety of Licensee's business relating to the invention on a particular business line relating thereto, provided that such purchaser agrees to the terms and conditions of this Agreement.

                                  21. LATE PAYMENTS

      21.1 In the event royalty payments or fees are not received by The Regents when due, the Licensee shall pay to The Regents interest charges of ten percent (10%) per annum. Such interest shall be calculated from the date payment was due until actually received by The Regents.


                                      22. WAIVER


      22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.


                                23. FAILURE TO PERFORM

      23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.


                                   24. ARBITRATION

      24.1 Either party to this Agreement may refer a dispute arising under the diligence provisions of this Agreement (Article 6) to arbitration. Such referral to arbitration shall be made by so notifying the other party in writing in accordance with the provisions of Article 19 hereto (NOTlCES), stating the nature of the dispute to be resolved. Any such arbitration shall be controlled by the provisions of this Article 24.

      24.2 Within fifteen (15) business days following such notice three arbitrators shall be selected by the following process:

            (24.2a) Each Party shall designate one individual, not an employee, director, or shareholder of the Party or sublicensee of the Party to serve as an arbitrator.

            (24.2b) These arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director or shareholder of either Party or sublicensee of either Party.

      24.3 Within five (5) business days after selection the arbitrators shall meet with the Parties at which time the Parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other Party in advance and be limited to no more than twenty (20) pages.

     24.4 The following general provisions shall apply to the arbitration proceeding:

            (24.4a) No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the Parties. The hearing shall take place no later than one hundred twenty (120) days from the original notice to arbitrate.

            (24.4b) The arbitrator shall permit the taking of not more than one (1) deposition by each Party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions, interrogatories or production of documents.

            (24.4c) Not later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be no more than twenty (20) pages. Each Party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each Party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case.

            (24.4d) Each Party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote.

            (24.4e) Within Fifteen (15) days of the conclusion of the hearing, each Party must submit a proposed finding to the arbitrators.

      24.5 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both Parties. Such ruling shall encompass in its entirety the proposed findings of one of the Parties on the disputed issue. The issue shall be resolved upon two-thirds vote of the arbitrators.

      24.6 Arbitration shall take place in the location of choice of the party who has not requested arbitration. All hearing costs for a hearing shall be shared equally between the Parties.

      24.7 The arbitrators shall be paid reasonable fees plus expenses, which fees and expenses shall be shared equally by the Parties.

      24.8 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

                                  25. GOVERNING LAWS

      25.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED [N ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.


                      26. PREFERENCE FOR UNITED STATES INDUSTRY

      26.1 Because this Agreement grants the exclusive right to use or sell Licensed Products and to practice Licensed Methods in the United States, the Licensee agrees that any Licensed Products which are intended for sale in the United States will be manufactured substantially in the United States.


                           27. FOREIGN GOVERNMENT APPROVAL
                                   OR REGISTRATION

      27.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so.


                                28. EXPORT CONTROL LAWS

      28.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                  29. FORCE MAJEURE

      29.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lock-outs or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.


                                     30. SECRECY

      30.1 With regard to confidential information ("Data"), which can be oral or written or both, received from The Regents regarding this Invention, the Licensee agrees:

            (1) not to use the Data except for the sole purpose of performing under the terms of this Agreement;

            (2) to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

            (3) not to disclose Data to others (except to its employees, agents or consultants who are bound to Licensee by a like obligation of confidentiality) without the express written permission of The Regents, except that Licensee shall not be prevented from using or disclosing any of the Data:

                     (a) which Licensee can demonstrate by written records
                         was previously known to it;

                     (b) which is now, or becomes in the future, public
                         knowledge other than through acts or omissions of Licensee; or

                     (c) which is lawfully obtained by Licensee from
                         sources independent of The Regents; and

            (4) that the secrecy obligations of Licensee with respect to Data shall continue for a period ending five (5) years from the termination date of this Agreement.


                  31. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

      31.1 In the event either party receives notice pertaining to any patent included within Regents' Patent Rights pursuant to the DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT OF 1984, (Public Law 98-417, hereinafter, "the Act") including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA, or in the case of an infringement of Regents' Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

      31.2 If the Licensee wishes action to be taken against such infringement, as provided in the Act, the Licensee shall request such action by written notice to The Regents. Within thirty (30) days of receiving said request, The Regents will give written notice to the Licensee of its election to:

            (31.2a)      commence suit on its own account; or

            (31.2b)      refuse to participate in such suit.

The Licensee may thereafter bring suit for patent infringement as provided by the Act if and only if The Regents elects not to commence suit and if the infringement occurred during the period that the Licensee had exclusive rights in the United States under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

      31.3 The provisions of paragraphs 17.4 and 17.5 shall likewise apply to any legal action brought under this Article 30.

      31.4 The Regents hereby authorized the Licensee to include in any NDA for a Licensed Product, a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.



                                  32. MISCELLANEOUS

      32.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      32.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

      32.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

      32.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement (U.C. Control No. 88-20-0280) effective October 17, 1988 is hereby terminated, and The Regents and Licensee reaffirm that the letter agreement (U.C. Control No. 88-30-0007) has expired and all its provisions and intent are incorporated into this Agreement.

      32.5 In case any of the provisions contained in this Agreement shall be held to be valid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.


AMOCO TECHNOLOGY COMPANY                THE REGENTS OF THE
                                        UNIVERSITY OF CALIFORNIA


By:   /s/  L. V. TRIGGIANI              By: /s/  W. T. DAVIS
    --------------------------              ---------------------------
            (Signature)                            (Signature)

Name:      L. V. TRIGGIANI              Name:     William T. Davis
      ------------------------
         (Please Print)

Title:      President                   Title:    Associate Director;
       -----------------------                    Office of Technology Transfer

Date:       July 1, 1992                Date:  7/30/92
      ------------------------                -------------------------

                                                   [STAMP]

                                                                  EXHIBIT 10.8a



                            AMENDMENT TO EXCLUSIVE LICENSE
                           AGREEMENT BETWEEN THE REGENTS OF
                             THE UNIVERSITY OF CALIFORNIA
                             AND AMOCO TECHNOLOGY COMPANY


                                Dated December 7, 1994



To facilitate resolution of issues and litigation regarding U.S. Patents No. 4,851,330 and No. 5,288,611 to D. E. Kohne and presently held by Gen-Probe Incorporated and to clarify rights and obligations provided in the Exclusive License Agreement Between The Regents Of The University of California and Amoco Technology Company for Detection of Mycoplasma By DNA Hybridization (UC Case No. 84-099-2), The Regents and Amoco Technology Company agree to amend the Exclusive License Agreement as follows:

1) Subparagraph 2.7b(iii) of the Exclusive License Agreement shall be deleted from the Agreement in its entirety and replaced with the following:

    (iii) a provision for an earned royalty of 2.0% of the total of the gross invoice prices of any material or any method whose manufacture, use or sale would constitute, but for the license granted to Licensee, an infringement of any claim of an issued patent within Regents' Other Rights. However, cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns, and such other actual or customary costs as are applicable shall be subtracted from the gross invoice prices. Moreover, such earned royalties shall be adjusted so that the total earned royalty obligation for Licensee's manufacture, use and sale of licensed products shall not exceed three percent (3%) of Net Sales of Licensed Products to Partners, distributors and end users.

2) Subparagraph 2.7c of the Exclusive License Agreement shall be deleted from the Agreement in its entirety and replaced with the following:

    2.7c In the event the Regents chooses to perfect legal title to any part of Regents' Other Rights, including but not limited to U.S. Patent No. 4,851,330 to David E. Kohne, The Regents shall be free to do so by any means The Regents chooses. However, any agreement or settlement between the Regents and third parties regarding such legal title shall provide Licensee with freedom to operate with no additional financial burden under Regents' Patent Rights and Regents' Other Rights than are set forth therein.

                             Agreed By and On Behalf Of:

                             THE REGENTS OF THE UNIVERSITY
                             OF CALIFORNIA


                             By:       John F. Lundberg
                                 -------------------------------

                             Title:    Deputy General Counsel
                                    ----------------------------

                             Date:     12/7/94
                                   -----------------------------


                             AMOCO TECHNOLOGY COMPANY

                             By:       R Clan
                                 -------------------------------

                             Title:    President
                                    ----------------------------

                             Date:     Dec 7, 1994
                                   -----------------------------


                                          2